Exhibit 99.1

Limbach Announces Leadership Transition

Michael M. McCann, COO since 2019, to become CEO effective March 29, 2023

Current CEO Charlie Bacon to remain on Limbach’s Board of Directors

WARRENDALE, PA — January 17, 2023—Limbach Holdings, Inc. (NASDAQ: LMB) ("Limbach" or the "Company") announced today the appointment of Michael M. McCann as Chief Executive Officer (“CEO”), effective March 29, 2023. Mr. McCann currently serves as Executive Vice President and Chief Operating Officer (“COO”) of Limbach, a role he has held since 2019. Mr. McCann will take over as CEO from Charlie Bacon, who has served as the Company’s CEO since 2004. Mr. Bacon will continue to serve as a member of Limbach's Board of Directors until the Company's 2023 annual meeting of stockholders, at which time he will retire from the Board of Directors.

In connection with his promotion, Mr. McCann will also join the Company's Board of Directors on March 29, 2023. Mr. Bacon will remain employed by Limbach as a special advisor to assist with the transition.

Gordon G. Pratt, Limbach's Chairman of the Board, commented, "On behalf of Limbach's Board, I'd like to thank Charlie for his leadership and commitment to Limbach during his 19 years of service to the Company. Preeminent among his many accomplishments were successfully taking Limbach public in 2016, building the Company's current owner direct strategy (“ODR”), and developing an outstanding leadership team that has, and we believe will, continue to yield strong performance. Charlie has developed an outstanding culture at Limbach, led by his unyielding commitment to caring for employees, customers and the contractors that interface with the Company. Another notable highlight is Charlie's commitment to employee career development, including the development of his successor, Mike McCann. We believe Charlie has indeed set the stage for long term continued growth and operational success of the Company."

Mr. Pratt continued, "As part of our regular Board discussions and governance practices, we have been working with Charlie on succession planning and I am very pleased that we have been able to groom our next CEO from within the organization. Mike joined Limbach in 2010, and as COO has demonstrated a firm handle on all aspects of the business, as well as building relationships with Limbach’s customers. Mike is well-respected throughout the industry and is the right person to step into the CEO position."

Mr. Bacon stated, "I am honored to have led Limbach as its CEO over the past 19 years and am very grateful for the many opportunities, experiences and relationships I have had throughout that time. I am extremely proud of our employees and their unwavering commitment to taking excellent care of each other and our customers. Given the strength of our leadership team, our people, culture, values and the transformational strategy we developed in 2019, I believe the Company is well-positioned to grow and thrive in the years ahead. Since joining the Company in 2010, Mike has demonstrated success at every level and is well respected by the team. As a significant shareholder of Limbach and out of my general care and concern for the people of Limbach, and the long term success of the company, I feel very fortunate to leave the Company in his very capable hands."

Mr. McCann noted, "I want to thank Charlie, Gordon and the other Board members for their confidence in me. I have been working closely with Charlie preparing for this role, including executing Limbach's strategic shift to focus on our ODR business. We have an incredible company that has a long and stellar history of delivering value to our customers, while providing a place where employees care and take pride in their work. I am committed to continuing to build upon that success and leading the next chapter of Limbach."

Mr. McCann has been the Company's Executive Vice President and COO since November 2019, after having been appointed Co-Chief Operating Officer in 2019. Mr. McCann joined Limbach in 2010 as Vice President and Branch Manager of Harper's Tampa business unit. After growing the Tampa business for almost three years, Mr. McCann became President of Harper Limbach LLC. Mr. McCann has a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Drexel University.

In addition to Mr. McCann's promotion, the Company is also promoting Jay Sharp to President of the following Limbach Holdings Inc. entities: Limbach Company LLC, Limbach Company LP, Jake Marshall LLC and Limbach Facility & Project Solutions LLC. In that role, Mr. Sharp will be responsible for the day-to-day operations of the aforementioned Limbach Holdings, Inc. entities. Mr. Sharp had been an Executive Vice President and member of the senior management team, and has been with the Company for over 32 years. Nick Angerosa will continue as President of the Limbach Holdings, Inc. entities: Harper Limbach LLC and Harper Limbach Construction LLC, and is responsible for the day-to-day operations of those entities. Mr. Angerosa will be elevated to join the senior management team and has been with the Company for 11 years.

About Limbach

Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems for a diversified group of commercial, institutional and light industrial markets. With 16 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the leadership transitions and related matters contained in this press release. These statements may be preceded by, followed by or include the words "may," "might," "will," "will likely result," "should," "estimate," "plan;' "project," "forecast," "intend," "expect," "anticipate," "believe;' "seek," "continue," "target" or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC's website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

The Equity Group Inc.

Jeremy Hellman, CFA

Vice President

(212) 836-9626 / jhellman@equityny.com